UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2019 (December 31, 2018)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)
345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)
(212) 454-6260
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement

As previously reported, on December 5, 2018, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with IRC Elston Plaza, L.L.C., a Delaware limited liability company (the “Seller”). The Seller is not affiliated with the Company, RREEF America or any of their respective affiliates. On December 13, 2018, pursuant to the Assignment and Assumption of Purchase and Sale Agreement by and between RREEF America and RPT Elston Plaza, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (the “Buyer Entity”), RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through the Buyer Entity.

Pursuant to the terms of the Purchase Agreement, as amended, the Company agreed to purchase a grocery-anchored retail plaza located in Chicago, Illinois (the “Property”) for a gross purchase price of $28.35 million, exclusive of closing costs.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 31, 2018, the Company completed the acquisition of the Property from the Seller. The Property is a Class A, grocery-anchored retail shopping center comprised of two freestanding buildings and one ground-leased building. The freestanding buildings include a strip-style retail building containing 27,673 square feet currently housing seven tenants and a retail building containing 60,273 square feet housing a grocer (Jewel-Osco) and two smaller tenants. The ground-leased building is a bank branch containing 4,860 square feet which is ground-leased to Chase Bank. The Property is situated in the Avondale neighborhood in an urban, in-fill location at the highly trafficked six-way intersection of West Addison, North Elston, and North Kedzie Avenues. The Property is currently 95% occupied by 11 tenants that have an average remaining lease term of 5.3 years.

The Company funded the acquisition with cash on hand and a $27.0 million borrowing from its line of credit with Wells Fargo Bank, National Association (“Wells Fargo”). Of the $27.0 million borrowed, approximately $13.1 million is from existing borrowing capacity on previously acquired properties, while approximately $13.9 million is allocated to the Property. The Wells Fargo line of credit bears interest at a variable per annum rate equal to the one-month LIBOR rate plus 1.60%, payable monthly, which equated to approximately 4.1% at the time of acquisition. With this borrowing, the Company’s twelve properties, including three properties that are not encumbered by the Wells Fargo line of credit, have a combined loan-to-cost ratio of approximately 53%, and the Company has an overall loan-to-value ratio of approximately 48%.

The Company has engaged Mid-America Asset Management, Inc. as the property manager for the Property.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before March 19, 2019, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated December 5, 2018, by and between IRC Elston Plaza, L.L.C. and RREEF America L.L.C.
10.2	Assignment and Assumption of Purchase and Sale Agreement, dated December 13, 2018, by and between RREEF America L.L.C. and RPT Elston Plaza, LLC.
10.3	First Amendment to Purchase and Sale Agreement, dated December 28, 2018, by and between IRC Elston Plaza, L.L.C. and RPT Elston Plaza, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer

Date: January 2, 2019